Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR RELEASE AT 6:00 AM, EST
Date: August 8, 2007

Double Eagle Petroleum Reports 2nd Quarter Results

Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported that revenues for the six months ended June 30, 2007 were $8,607,000 compared to $8,681,000 for the six months ended June 30, 2006. Net loss for the six month period ended June 30, 2007, was $268,000, or $.03 per share, compared to net income of $1,102,000, or $.13 per share, in the first six months of 2006. Net cash flow from operating activities for the first six months of 2007 was $2,582,000, as compared with $6,878,000 in 2006.

Production volumes for the six month period ended June 30, 2007, increased 7% to 8,388 Mcfe per day from 7,817 Mcfe per day in the first six months of 2006. Average prices received for the production were down 13% to $5.29 per Mcfe in the first six months of 2007 compared to $6.11 per Mcfe in the first six months of 2006. An “Mcfe” is a thousand cubic feet equivalent with oil volumes converted to gas at one barrel of oil equal to 6,000 cubic feet of gas.

The net loss for the first six months of 2007 was $268,000, compared to the net income for the same period in 2006 of $1,102,000, resulting primarily from a $1,466,000 increase in production costs and a $581,000 increase in DD&A, somewhat offset by the income tax benefit relating to the net loss. The increase in production costs comes largely from increased lease operating and workover expenses due to the severe winter weather and related operational issues at our Cow Creek Field (approximately $870,000), and also from gas purchase expense for volumes used to fulfill our fixed delivery contracts in the first quarter (approximately $200,000), and from transportation costs and lease operating expense for the three properties that are new to our production stream since the first half of 2006 (i.e., Madden Deep, Doty Mountain and Sun Dog Units). DD&A increased in the first half of 2007 compared to the first half of 2006 largely due to the inclusion of production and increased capitalized costs from the three new properties and increased capital costs attributable to the Mesa Units in the Pinedale Anticline. Net cash provided by operating activities decreased to $2,582,000 from $6,878,000, in the six months ended June 30, 2007 compared to the same period in 2006. The decrease was due to the net loss generated by operations and to normal changes in current assets and current liabilities.

Revenues for the quarter ended June 30, 2007 decreased 10% to $3,662,000 compared to $4,074,000 for the quarter ended June 30, 2006. Net loss was $507,000, or $.06 per share, compared to net income of $264,000, or $.03 per share, in the second quarter of 2006.

Production volumes for the quarter ended June 30, 2007 decreased 3% to 8,270 Mcfe per day from 8,506 Mcfe per day in the second quarter of 2006. The decrease in volumes resulted largely from the continued weather-related workovers in the Cow Creek Field in the second quarter that began in the first quarter of 2007. Average prices received for the production were down 13% to $4.54 per Mcfe in the second quarter of 2007 compared to $5.24 per Mcfe in the second quarter of 2006.

Revenues declined $412,000 for the second quarter of 2007 compared to the same period in 2006, with the additional impact to net income coming almost entirely from an $878,000 increase in production costs, partially offset by recording a deferred income tax benefit in the quarter. The increase in production costs comes largely from increased lease operating and workover expenses due to the severe winter weather and related operational issues at our Cow Creek Field and for transportation costs and lease operating expense for the three properties that are new to our production stream since the second quarter of 2006.

Additionally, Double Eagle reported entering into five new two-year, fixed price gas sales contracts, each for 1 MMcfd of volume, bringing its total forward sales volumes as of August 1, 2007, up to 7 MMcfd. Four of the new contracts were effective July 1, 2007 and will expire June 30, 2009, and the fifth contract is effective August 1, 2007, with a July 31, 2009 expiration date. These five contracts are added to the two-year contract for 1 MMcfd which was effective June 1, 2007, expiring May 31, 2009, and an additional contract currently in place for 1 MMcfd that expires October 30, 2007. Beginning August 1, 2007, these contracts effectively sell forward an amount of production equal to approximately 85% of the Company’s current production at an average price of $5.87 per Mcf. This price compares to a Rocky Mountain spot price that would otherwise be applicable to our natural gas production of $3.75 on August 6, 2007.

Double Eagle signed a Managed Services Agreement (the “Agreement”) with Baker/MO Services (“Baker”) on July 26, 2007. Double Eagle has contracted for Baker to provide on a daily basis, seven days per week, personnel, supervision, logistics, supplies, management and sub-contractors for construction, development and operation of the Catalina Coal Bed Natural Gas Unit in the Atlantic Rim of Wyoming, in accordance with applicable government regulations and the Company’s design criteria. Baker works with oil and gas companies worldwide providing total operations and maintenance solutions. By integrating its diverse operating and management skills, Baker has evolved into a single source supplier of comprehensive operations, maintenance, safety and environmental compliance, and supply chain management services. The Agreement is performance based, with Double Eagle and Baker sharing in any cost savings achieved. The original contract with Baker is for a period of five years, with year-to-year renewals thereafter, but either party may cancel the contract at any time with 90 days notice to the other party.

Double Eagle, on August 6, 2007, began construction and drilling of its planned 33 additional development wells in the Cow Creek Field which will become part of the Catalina Coal Bed Natural Gas Unit. Three drilling rigs have been contracted by Double Eagle for this project. To the extent they are capable of commercial production, ten of the 33 wells scheduled for this year are expected to be selling gas by the end of the year and the other 23 are expected to be on line in February 2008. After all the additional 33 wells are drilled, Double Eagle will have an overall working interest of 73.84% in the entire participating area that encompasses the resulting 47 wells, including both its original 14 Cow Creek wells and the 33 newly drilled wells.

Also within the Atlantic Rim, Anadarko expects to drill 69 additional development wells in which Double Eagle will have approximately 8% working interest within the Sun Dog Unit. Anadarko has informed us that it intends to use three drilling rigs to begin drilling in August 2007.

At Pinedale, Questar has informed us that it expects to drill 34 additional wells in which Double Eagle will have approximately 7% average working interest (1 well in Mesa Unit A, 14 wells in Mesa Unit B and 19 wells in Mesa Unit C). Double Eagle expects to spend over $14 million on these lower risk development wells. Questar is currently considering five-acre spacing. It has drilled four wells on five-acre spacing on lands in which Double Eagle has an interest and is extremely encouraged with the level of depletion. If all the Questar Pinedale acreage is developed on five-acre spacing, Double Eagle would be involved in over 300 additional development wells.

At South Fillmore, GMT Exploration Company LLC has drilled the SJ Fee 11-9 well that is a mile to the northwest of our PH State 16-1 well. Double Eagle has 50% working interest in this new SJ Fee 11-9 well. The well reached a total depth of 8,646 feet, logs were evaluated and production casing was run. The Mesaverde had several sands that appear to be gas saturated, and the coals appear to be well developed. The well was perforated and fraced in late July at depths below 8,300 feet. The operator also intends to move up-hole to perforate and test zones above 8,300 feet.

In Nevada, V. F. Neuhaus has contracted a rig to drill the Straight Flush #17-1 well in Huntington Valley, Elko County, Nevada. We expect drilling to commence August 18, 2007. The well is expected to take 17 days to reach total depth of 7,000 feet. Currently, Double Eagle has a 70% working interest after the tank battery is set. We expect to sell 20% and end up with 50% working interest. The target is a feature that we believe has some similarities to Grant Canyon Field in Railroad Valley that is 120 miles to the south and has produced over 20 million barrels of oil.

At Cow Creek Deep #2 well, we have identified the crest of the structure on seismic and will steer the well 700 feet to the southwest to test the Tensleep sandstone and Madison Limestone on the top of this anticline. We have not contracted the rig yet, but expect to be able to contract a rig during the third quarter of 2007. We will drill from 9,300 feet to a total depth of approximately 12,100 feet.

At Christmas Meadows, we are evaluating our alternatives, including the possibility of drilling to the Nugget Sandstone. We hold our leasehold interests in the Christmas Meadows area at least until April 2009.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended		Six	months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenues
Oil and gas sales	$3,417	$4,052	$8,033	$8,646
Transportation revenue	226	-	433	—
Other income, net	19	22	141	35

Total revenues	3,662	4,074	8,607	8,681

Expenses
Lease operating expenses	1,686	808	3,150	1,684
Production taxes	433	495	1,000	1,018
Exploration expenses including
dry holes	118	74	278	106
Impairment of equipment
and properties	91	-	91	—

Total Expenses	2,328	1,377	4,519	2,808

Gross Margin	1,334	2,697	4,088	5,873
Gross Margin Percentage	36.4%	66.2%	47.5%	67.7%

General and administrative	968	1,085	1,775	1,959
Depreciation, depletion and
amortization and accretion of	1,361	1,167	2,745	2,164
Other expense (income), net	-	39	155	54

Pre-tax income	(995)	406	(587)	1,696

Provision for deferred taxes	488	(142)	319	(594)

NET INCOME	$(507)	$264	$(268)	$1,102

Net income per common share:
Basic	$(0.06)	$0.03	$(0.03)	$0.13

Diluted	$(0.06)	$0.03	$(0.03)	$0.13

Weighted average
shares outstanding:
Basic	9,141,609	8,633,033	9,080,585	8,624,908

Diluted	9,141,609	8,658,798	9,080,585	8,651,211

SELECTED BALANCE SHEET DATA
(In thousands)

	June 30,	December 31,
	2007	2006	% Change

Total assets	$71,833	$64,406	11.5%

Total long-term debt	16,182	13,221	22.4%

Total stockholders’ equity	42,954	33,042	30.0%

SELECTED CASH FLOW DATA
(In thousands)

	June 30,	June 30,
	2007	2006	% Change

Net cash provided by
operating activities	$ 2,582	$6,878	-62.5%

SELECTED OPERATIONAL DATA

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Total production (mcfe)	752,601	774,041	1,518,139	1,414,954

Average price per mcfe	$4.54	$5.24	$5.29	$6.11

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell Steve Hollis, President

(303) 794-8445 (307) 237-9330